Exhibit 99.1

Republic Bancorp, Inc. Reports Its 19th Straight Quarter of Sequential Net Income Growth

October 15, 2004

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, concluded another successful quarter, growing net income 10% over the third quarter of 2003.  “We are extremely excited that we were able to increase our net income over the third quarter of 2003 as a result of good growth in both loans and deposits. The breadth and diversification of our business model once again demonstrated its value, driving our 19th straight quarter of sequential earnings growth. The diversification of our business model is only possible, though, because of the solid foundation built through our retail banking center network combined with a never-ending drive for steady asset growth while maintaining and achieving superior asset quality,” commented Steve Trager, President & CEO of Republic.

Net income for the third quarter of 2004 totaled $7.0 million compared to $6.3 million during the same period in 2003.  Diluted earnings per Class A Common Share increased 9% over the third quarter of 2003 to $0.38. Return on average assets (ROA) and return on average equity (ROE) were 1.21% and 14.81% for the quarter. “Steady revenue growth and diversification of business lines combined with tight control of non interest expenses remain our focus through the remainder of 2004,” Trager continued. “As we continue to see signs of an improving economy, our commitment to the marketplace remains unchanged - to deliver a wide range of products to individuals and businesses, backed by Republic’s superior customer service,” Trager further commented.

The Company continued to experience positive trends in its already sound asset quality.  As a result, the provision for loan losses was down $350,000 compared to the very low $223,000 recorded during the third quarter of 2003. Delinquencies and non-performing loans trended lower in the Company’s loan portfolio.  Republic’s percentage of delinquent loans to total loans was a low 0.47% at September 30, 2004 compared to 0.82% at December 31, 2003.  In addition, the Company’s percentage of non-performing loans to total loans was 0.49% at September 30, 2004 compared to 0.82% at December 31, 2003.

Net interest income increased $1.1 million during the third quarter of 2004 compared to the third quarter of 2003.  The increase was driven by an increase in loans outstanding, most notably in the residential real estate and home equity portfolios.  “With short-term interest rates rising and long-term interest rates declining in the current environment, growing net interest income is one of our greatest challenges.  We hope to meet this challenge by steadily growing the loan portfolio with a particular emphasis on the origination of floating rate loan products such as home equity lines of credit.  To complement the growth of our loan portfolio we will continue our unwavering focus on gathering low-cost deposit relationships through our ‘Cash Management’ line of business,” commented David Vest, Chief Lending Officer of Republic.

Premier First money market accounts and Free Business Checking, both a part of the suite of “Cash Management” products, grew $77 million during the first nine months of 2004.  Business on-line banking coupled with local lock-box processing services continue to provide Republic with competitive advantages over its larger rivals who perform these services outside the local area.  The Company remains committed to constantly improving these services through advancements in technology and recruitment of talent that is second to none.

Total loans increased $151 million during the first nine months of 2004.  The Company experienced solid growth across several product lines including adjustable rate residential real estate products and home equity lines of credit.  Adjustable rate residential real estate loans grew $82 million during the first nine months of 2004, as we were able to attract consumers away from long-term fixed rate loans.  Due to their monthly repricing feature and an extremely low historical loss rate, home equity lines of credit continue to be a primary focus, growing $48 million during the first nine months of 2004.

The Company’s retail banking center network continued to have great success attracting new relationships through the third quarter of 2004. This network helped Republic open nearly 18,000 new checking accounts during the first nine months of 2004, surpassing the historical high set during the same period in 2003. “Our knowledge of our local marketplaces, combined with an unsurpassed commitment to the communities in which we live, gives us a tremendous opportunity to grow as many consumers continue to experience the disruption associated with bank consolidations,” commented Scott Trager, President of Republic Bank & Trust Company.

“Our balance of non interest income with net interest income sources coupled with excellent credit quality enables us to contribute strong results that confirm the distinct brand that is Republic Bancorp, Inc.  We remain resolute in focusing on community-based businesses, professional service groups, not-for-profits and any other client who desires a banking partner that treats them as ‘Number One,’” concluded Steve Trager.

Republic Bancorp, Inc., has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro and Shelbyville; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at www.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands)

Statements of Financial Condition

	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Assets:
Cash and cash equivalents	$103,058	$60,876	$78,475
Securities available for sale	350,560	295,520	184,045
Securities to be held to maturity	90,173	115,411	123,412
Mortgage loans held for sale	11,753	13,732	22,466
Loans	1,732,730	1,581,952	1,541,185
Allowance for loan losses	(13,535)	(13,959)	(13,680)
Federal Home Loan Bank stock	20,106	19,148	18,954
Other assets	57,891	55,091	54,885
Total Assets	$2,352,736	$2,127,771	$2,009,742

Liabilities and Equity:
Non interest-bearing deposits	$265,492	$193,321	$190,975
Interest-bearing deposits	1,135,172	1,103,791	1,029,470
Total deposits	1,400,664	1,297,112	1,220,445

Securities sold under agreements to repurchase and other short-term borrowings	317,784	220,040	176,263
Federal Home Loan Bank borrowings	420,309	420,178	422,968
Other liabilities	22,588	21,062	19,960
Total liabilities	2,161,345	1,958,392	1,839,636

Stockholders’ equity	191,391	169,379	170,106
Total Liabilities and Equity	$2,352,736	$2,127,771	$2,009,742

Average Balances

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003

Assets:
Federal funds sold	$21,097	$13,818	$44,818	$23,061
Investments, including FHLB Stock	450,172	315,546	421,150	311,089
Loans, including loans held for sale	1,718,513	1,512,817	1,691,424	1,453,222
Total earning assets	2,189,782	1,842,181	2,157,392	1,787,372
Total assets	2,303,546	1,943,498	2,274,535	1,871,930

Liabilities and Equity:
Non interest-bearing deposits	$245,736	$182,945	$257,272	$198,098
Interest-bearing deposits	1,099,311	989,370	1,088,515	952,143
Repurchase agreements and other short-term borrowings	325,114	187,486	299,360	182,020
Federal Home Loan Bank borrowings	420,995	385,942	423,371	345,084
Total interest-bearing liabilities	1,845,420	1,562,798	1,811,246	1,479,247
Stockholders’ equity	188,636	170,475	180,366	165,161

Income Statement Data

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Total interest income(1)	$31,161	$28,579	$98,738	$89,707
Total interest expense	10,571	9,086	30,184	26,852
Net interest income	20,590	19,493	68,554	62,855

Provision for loan losses	(127)	223	1,475	6,418

Service charges on deposit accounts	3,578	2,519	9,902	7,263
Electronic refund check fees	61	70	5,253	3,932
Mortgage banking income	757	1,567	2,299	10,718
Other	1,202	1,815	3,731	4,781
Total non interest income	5,598	5,971	21,185	26,694

Salaries and employee benefits	8,411	7,926	26,277	24,407
Occupancy and equipment, net	3,444	3,160	10,466	8,962
Communication and transportation	741	608	2,094	2,038
Marketing and development	534	676	1,722	2,249
Supplies	222	293	871	1,025
Other	2,349	2,669	7,394	7,944
Total non interest expense	15,701	15,332	48,824	46,625

Income before income tax expense	10,614	9,909	39,440	36,506
Income tax expense	3,632	3,560	13,552	12,939

Net income	$6,982	$6,349	$25,888	$23,567

(1)           The amount of fees on loans in total interest income was approximately $3.8 million and $3.3 million for the quarters ended September 30, 2004 and 2003, and $19.2  million and $13.9 million for nine months ended September 30, 2004 and 2003.

	As of and for the Third Quarter Ended September 30,		As of and for the Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in thousands, except per share data)
Per Share Data(2):
Basic average shares outstanding	17,956	17,803	17,921	17,765
Diluted average shares outstanding	18,649	18,390	18,592	18,170
End of period shares outstanding:
Class A Common Stock	15,923	15,755	15,923	15,755
Class B Common Stock	2,051	2,064	2,051	2,064

Book value per share	$10.65	$9.55	$10.65	$9.55

Basic earnings per Class A Common Share	0.39	0.36	1.45	1.33
Basic earnings per Class B Common Share	0.38	0.35	1.43	1.31
Diluted earnings per Class A Common Share	0.38	0.35	1.39	1.30
Diluted earnings per Class B Common Share	0.37	0.34	1.38	1.28

Cash dividends declared per share:
Class A Common Stock	0.077	0.063	0.217	0.178
Class B Common Stock	0.070	0.057	0.197	0.162

Performance Ratios:
Return on average assets (ROA)	1.21%	1.31%	1.52%	1.68%
Return on average equity (ROE)	14.81	14.90	19.14	19.03
Yield on average earning assets	5.69	6.21	6.10	6.69
Cost of interest-bearing liabilities	2.29	2.33	2.22	2.42
Net interest spread	3.40	3.88	3.88	4.27
Net interest margin	3.76	4.23	4.24	4.69
Efficiency ratio(3)	60	60	54	52

Asset Quality Ratios:
Loans on non-accrual status			8,046	10,323
Loans past due 90 days or more			486	565
Total non-performing loans			8,532	10,888
Other real estate owned			223	248
Total non-performing assets			8,755	11,136
Non-performing loans to total loans			0.49%	0.71%
Non-performing assets to total assets			0.37	0.55
Allowance for loan losses to total loans			0.78	0.89
Allowance for loan losses to non-performing loans			159	126
Net loan charge-offs to average loans			0.15	0.40
Delinquent loans to total loans(4)			0.47	0.88

Other Key Data:
End of period full-time equivalent employees			587	638
Number of banking centers			33	29

(2)           Prior period amounts have been restated to reflect the 5% stock dividend declared in the first quarter of 2004.

(3)           Equals total non-interest expense divided by the sum of net interest income and non interest income.

(4)           Equals total loans over 30 days past due divided by total loans